                                   EXHIBIT 12
             COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES AND
                 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS
                           COCA-COLA ENTERPRISES INC.
                           (In millions except ratios)

                                          FISCAL YEAR
                 ------------------------------------------------------------
                 1998       1997         1996           1995           1994
                 ----       ----         ----           ----           ----

Computation
 of Earnings:
Earnings
  from
  continuing
  operations
  before
  income
  taxes and
  cumulative
  effect of
  accounting
  changes      $    169    $    178       $    194      $    145      $    127
Add:
  Interest
   expense          706         532            332           319           314
  Amortization
   of
   capitalized
   interest           2           2              2             1             1
  Amortization
   of debt
   premium/
   discount          27          25             23            12             2
  Interest
   portion
   of rent
   expense           28          27             12            10             9
               --------    --------       --------      --------      --------
 Earnings
  as adjusted  $    932    $    764       $    563      $    487      $    453
               ========    ========       ========      ========      ========
Computation
 of Fixed
 Charges
 and
 Combined
Fixed Charges
 and
 Preferred
 Stock
 Dividends:
  Interest
   expense     $    706    $    532       $    332      $    319      $    314
  Capitalized
   interest           7           2              2             4             3
  Amortization
   of debt
   premium/
  discount           27          25             23            12             2
  Interest
   portion
   of rent
   expense           28          27             12            10             9
               --------    --------       --------      --------      --------
 Fixed
  Charges           768         586            369           345           328
  Preferred
   stock
   dividends (a)      2           2             13             3             3
               --------    --------      ---------      --------      --------
 Combined
  Fixed
  Charges
  and
  Preferred
  Stock
   Dividends   $    770    $    588      $    382       $    348      $    331
               ========    ========      ========       ========      ========
Ratio of
 earnings
 to fixed
 charges           1.21        1.30          1.53           1.41          1.38
               ========    ========       ========      ========      ========
Ratio of
 earnings
 to
 combined
 fixed
 charges
 and
 preferred
 stock
 dividends         1.21        1.30          1.47           1.40           1.37
               ========    ========      ========       ========       ========

(a) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements.